Commonwealth Biotechnologies, Inc.

             911 East Leigh Street, Suite G-19, Richmond, VA 23219
                1800-735-9224/804-648-3820 - fax:804-648-2641 -
                   www.cbi-biotech.com - email:cbi@i2020.net

         Commonwealth Biotechnologies, Inc. (CBI), a biotechnology research and development support facility located in Richmond, VA, announced that revenues for 1997 were $ 1.761 million, nearly double its gross revenues for 1996.

         However, the Company's earnings for 1997 showed a loss of $ 1.169 million. The net loss was attributable primarily to increases in overhead expenses incurred since completion of the Company's initial public offering
(IPO) in October, 1997. One-time charges for interest and loan amortization expenses ($231,108 and $124,108, respectively) associated with the Company's IPO accounted for 30.4% of the net loss for 1997. Depreciation and amortization costs increased 192% in 1997 to $158,552, as a result of acquisition of large number of scientific instruments, as the Company implemented the initial phase of its growth strategy. Payroll costs increased 1300% to $611,722, as the Company completed its first round of hiring of scientific, administrative, and business personnel necessary to expand its business operations.

         The Company will re-locate to its new $4 million facility when it comes on-line in late 1998. The new facility will allow the Company to more effectively serve its existing client base and to expand its capabilities to support the industry's growth areas. CBI management anticipates revenues to increase again in 1998, and has already signed research contracts for work to be done in 1998 totaling $ 230,000 in the first quarter, 1998.

Commonwealth Biotechnologies, Inc.

                                            1997             1996
                                            ----             ----

Revenue:                                  $ 1.761 MM        $ 990 M
Net Income/(Loss):                        $(1.169)MM        $ 110 M (actual)
                                                            $  60 M (pro forma
                                                            for conversion
                                                            to C Corp status
                                                            in October)
Per share earnings:                       $ (0.72)          $ 0.12  (pro forma)


Dated:   January 10, 1998